Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Seadrill Limited of our report dated May 12, 2023 relating to the financial statements of Aquadrill LLC (Successor), which appears in Seadrill Limited’s Form 6-K dated May 12, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Watford, United Kingdom

May 12, 2023